Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
 Bel Fuse Inc.:
We consent to the incorporation by reference in the registration statement No. 333-194682 on Form S-3 and Registration Statement No. 333-180340 and No. 333-89376 on Form S-8 of Bel Fuse Inc. of our report dated February 2, 2015, with respect to the combined balance sheets of Connectivity Solutions as of July 25, 2014 and September 30, 2013, and the related combined statements of operations and comprehensive income, invested equity, and cash flows for the ten months ended July 25, 2014 and the fiscal years ended September 30, 2013 and September 30, 2012, which report appears in the Form 8‑K of Bel Fuse Inc. dated February 2, 2015.

/s/ KPMG LLP
Minneapolis, Minnesota
 February 2, 2015